SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*



                             CREDITRUST CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    225429109
                                ----------------
                                 (CUSIP Number)



                                 April 12, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |X| Rule 13d-1(c)

                     |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 Pages



NY2:\898060\03\J8Y403!.DOC\80845.0013

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Whippoorwill Associates, Inc.

---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   618,069
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   618,069
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     618,069
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]

---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     5.6%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IA; CO
---------------- ---------------------------------------------------------------------------------------------------------


                                       2

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Shelley F. Greenhaus

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   618,069
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   618,069
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     618,069
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]

---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IN
---------------- ---------------------------------------------------------------------------------------------------------



                                       3

------------------- ------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON                            David A. Strumwasser
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------- ------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                               (b) [X]
------------------- ------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------ ------------- -----------------------------------------------------------------------
                                          5        SOLE VOTING POWER

                                                       0
             NUMBER OF
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------------- -----------------------------------------------------------------------
                                          6        SHARED VOTING POWER

                                                       618,069
------------------------------------ ------------- -----------------------------------------------------------------------
                                          7        SOLE DISPOSITIVE POWER

                                                       0
------------------------------------ ------------- -----------------------------------------------------------------------
                                          8        SHARED DISPOSITIVE POWER

                                                       618,069
------------------- ------------------------------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        618,069
------------------- ------------------------------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                                                    [ ]
------------------- ------------------------------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        5.6%
------------------- ------------------------------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON

                        IN
------------------- ------------------------------------------------------------------------------------------------------



                                       4

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Shelby S. Werner

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   618,069
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   618,069
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     618,069
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]

---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     5.6%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IN
---------------- ---------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!



                                       5

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Vega Partners III, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   154,517.25
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   154,517.25
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     154,517.25
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                                                                     [ ]
---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.5%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     PN
---------------- ---------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!




                                       6

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Vega Partners IV, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   185,420.70
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   185,420.70
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     185,420.70
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.7%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     PN
---------------- ---------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!




                                       7

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Vega Offshore Fund Ltd.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   7,725.86
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   7,725.86
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,725.86
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.1%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ---------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!




                                       8

---------------- ---------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON                            Whippoorwill Profit Sharing Plan

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

---------------- ---------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                            (b) [X]
---------------- ---------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- ---------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York, USA
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,545.17
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- ---------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,545.17
---------------- ---------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,545.17
---------------- ---------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                    [ ]
---------------- ---------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.0%
---------------- ---------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     EP
---------------- ---------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


           This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Inc. ("Whippoorwill") and relates to the Common Stock, par value $.01 per share (the "Common Stock"), of Creditrust Corporation, a Maryland corporation (the "Issuer").

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a)       Name of Issuer:  Creditrust Corporation
           (b)       Address of Issuer's Principal Executive Offices:

                     7000 Security Boulevard
                     Baltimore, Maryland  21244

ITEM 2.  PERSON FILING:

(a) Name of Person Filing: Whippoorwill Associates, Inc., Shelley F. Greenhaus ("Mr. Greenhaus"), as a principal, President and Managing Director of Whippoorwill, David A. Strumwasser ("Mr. Strumwasser"), as a principal, Managing Director and General Counsel of Whippoorwill, Shelby S. Werner ("Ms. Werner"), as a principal, Vice President and Managing Director of Whippoorwill, Vega Partners III, L.P., Vega Partners IV, L.P., Vega Offshore Fund Ltd., and Whippoorwill Profit Sharing Plan.

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606. The principal business address of Mr. Greenhaus, Mr. Strumwasser, Ms. Werner, Vega Partners III, L.P., Vega Partners IV, L.P., Vega Offshore Fund Ltd., and Whippoorwill Profit Sharing Plan is c/o Whippoorwill.


         (c)      Citizenship:

                  Whippoorwill - Delaware
                  Mr. Greenhaus - United States
                  Mr. Strumwasser - United States
                  Ms. Werner - United States
                  Vega Partners III, L.P. - Delaware
                  Vega Partners IV, L.P. - Delaware
                  Vega Offshore Fund - British Virgin Islands
                  Whippoorwill Profit Sharing Plan - New York

         (d)      Title of Class of Securities: Common Stock, $.01 par value

         (e)      CUSIP Number: 225429109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ]         Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)   [ ]         Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)   [ ]         Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act.

         (d)   [ ]         Investment company registered under Section 8 of the
                           Investment Company Act.

         (e)   [ ]         An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)   [ ]         An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]         A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]         A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)   [ ]         A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]         Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

As of April 12, 2000, Whippoorwill may be deemed to be the beneficial owner of 618,069 shares of Common Stock as a result of voting and dispositive power that it held with respect to warrants for the purchase of shares of Common Stock held for the account of various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

As of April 12, 2000, Messrs. Greenhaus and Strumwasser and Ms. Werner may each be deemed to be the beneficial owner of 618,069 shares of Common Stock deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is a principal, President and Managing Director of Whippoorwill; Mr. Strumwasser is a principal, Managing Director and General Counsel of Whippoorwill; and Ms. Werner is a principal, Vice President and Managing Director of Whippoorwill.

As of April 12, 2000, Vega Partners III, L.P., Vega Partners IV, L.P., Vega Offshore Fund Ltd., and Whippoorwill Profit Sharing Plan may be deemed to be the beneficial owners, respectively, of 154,517.25, 185,420.70, 7,725.86 and 1,545.17 shares of Common Stock deemed to be beneficially owned by Whippoorwill as referred to above.


ITEM 4(B):  PERCENT OF CLASS:

    5.6%


ITEM 4(C):  Number of shares as to which Whippoorwill has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  618,069
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:  618,069

Number of shares as to which Mr. Greenhaus has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  618,069
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:  618,069

Number of shares as to which Mr. Strumwasser has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  618,069
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:  618,069

Number of shares as to which Ms. Werner has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  618,069
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:  618,069

Number of shares as to which Vega Partners III, L.P. has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  154,517.25
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:
             154,517.25

Number of shares as to which Vega Partners IV, L.P. has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  185,420.70
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:
             185,420.70

Number of shares as to which Vega Offshore Fund Ltd. has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  7,725.86
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:
             7,725.86

Number of shares as to which Whippoorwill Profit Sharing Plan has:

    (i)     sole power to vote or direct the vote:  0
    (ii)    shared power to vote or to direct the vote:  1,545.17
    (iii)   sole power to dispose of or to direct the disposition of:  0
    (iv)    shared power to dispose of or to direct the disposition of:
             1,545.17

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock reported as beneficially owned by Whippoorwill. None of such clients or any limited partnerships or funds over which Whippoorwill has discretionary authority hold more than 5% of the Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  April 20, 2000                    WHIPPOORWILL ASSOCIATES, INC.

                                         /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Name:  Shelley F. Greenhaus
                                         Title:  Managing Director



Date:  April 20, 2000                    /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Shelley F. Greenhaus


Date:  April 20, 2000                    /s/  David A. Strumwasser
                                         --------------------------------------
                                         David A. Strumwasser


Date:  April 20, 2000                    /s/ Shelby S. Werner
                                         --------------------------------------
                                         Shelby S. Werner



Date:  April 20, 2000                    VEGA PARTNERS III, L.P.

                                         /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Name:  Shelley F. Greenhaus
                                         Title:  Managing Director



Date:  April 20, 2000                    VEGA PARTNERS IV, L.P.

                                         /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Name:  Shelley F. Greenhaus
                                         Title:  Managing Director

Date:  April 20, 2000                    VEGA OFFSHORE FUND

                                         /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Name:  Shelley F. Greenhaus
                                         Title:  Managing Director



Date:  April 20, 2000                    WHIPPOORWILL PROFIT SHARING PLAN

                                         /s/  Shelley F. Greenhaus
                                         --------------------------------------
                                         Name:  Shelley F. Greenhaus
                                         Title:  Managing Director



           The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

           Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13-d-7(b) for other parties for whom copies are to be sent.

           Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).